EXHIBIT 99.1

PRIMEDEX HEALTH SYSTEMS, INC. ANNOUNCES RULE 144A PRIVATE OFFERING

March 16, 2004, Los Angeles, California. Primedex Health Systems, Inc. (OTCBB:PMDX) announced today that it is planning to offer approximately $150 million aggregate principal amount of senior notes due 2012 in a Rule 144A private offering. The notes would be issued by Primedex’s wholly-owned subsidiary, RadNet Management, Inc. (RadNet), and would be guaranteed by the parent company and certain of its subsidiaries.

The Company plans to use the net proceeds from the offering to repay substantially all of RadNet’s existing debt. However, Primedex’s 11.5% Series A Convertible Subordinated Debentures due June 30, 2008 ($16.2 million outstanding at January 31, 2004) would remain outstanding after the offering. No assurance can be given that the offering will be completed.

The senior notes will be offered to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933 and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the offering, the senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, market conditions for corporate debt securities in general and these notes in particular and other risks described from time to time in Primedex’s SEC reports, including its report on Form 10-K for the year ended October 31, 2003.

Company Contact:	Jeffrey Linden General Counsel (310) 445-2842

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